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                                                                    EXHIBIT 10.1

                           AMENDMENT NO. 1 TO TEKELEC
                              AMENDED AND RESTATED
                             1994 STOCK OPTION PLAN

      The Tekelec Amended and Restated 1994 Stock Option Plan (the "Plan") is hereby amended, effective May 8, 2003, to permit, on a one-time basis, an exchange of outstanding options to purchase Common Stock with an exercise price per share at or above $14.00 granted under the Plan (the "Eligible Options"), by eligible employees of the Company, for replacement options ("Replacement Options") to be granted under the Plan on a date that is at least six months and one day from the date of cancellation of the surrendered Eligible Options. The Replacement Options will have an exercise price equal to the closing sales price of the Common Stock on the date of grant.

      All current employees of the Company who hold Eligible Options (the "Eligible Employees") will be eligible to participate in the option exchange program, provided that the Company determines that participation is feasible and practicable under any applicable local regulations and, provided further, that members of the Company's Board of Directors and the executive officers of the Company named in the Summary Compensation Table in the Company's proxy statement for its 2003 Annual Meeting of Shareholders will not be eligible to participate in the program.

      The exchange ratios for Eligible Options surrendered in exchange for Replacement Options shall be as follows:

                      EXCHANGE RATIO
OPTION EXERCISE     (CANCELLED TO NEW
    PRICE                 SHARES)
---------------     -----------------
$14.00-$30.00         2.0 to 1
$30.01-$53.00         3.0 to 1

      To participate in the stock option exchange program, an employee must surrender all of the Eligible Options issued to such employee in a single grant and must surrender all options granted in the six months preceding the exchange offer. Options tendered that have been granted within such six-month period and that have an exercise price below the minimum for eligibility for the option exchange would be replaced using an exchange ratio determined by using the Black-Scholes option valuation model.

      Each Replacement Option shall be a nonstatutory stock option and will vest as to 20% of the shares subject to the option six months after the grant date and will vest as to the remaining 80% of the shares subject to the option in eight equal quarterly installments, in each case conditioned upon continued employment with the Company. Each vested installment of a Replacement Option will remain exercisable for four years after the applicable vesting date, subject to earlier termination in connection with the termination of employment in accordance with the terms of the Plan. All other terms of the Replacement Options shall be consistent with the Company's standard terms for nonstatutory stock options granted under the Plan.
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      Eligible Employees will be offered the opportunity to participate in the program under an "Offer of Exchange" to be filed with the Securities and Exchange Commission and distributed to all Eligible Employees. Eligible Employees will then be given at least 20 business days in which to accept the offer of the new options in exchange for the surrender of their Eligible Options. The surrendered options will be cancelled on the first business day following the election period.

      Optionees who are employees of the Company on the date that the option exchange program is commenced will be eligible to elect to participate, but they will need to remain continuously employed by the Company through the date of the new grant if they are to receive new options. If an optionee is no longer an employee for any reason on the date that the new grants are made, he or she will not receive a new grant and the tendered options will be forfeited even if he or she elected to participate and has tendered his or her options for exchange.

      Replacement options will be nonstatutory stock options under U.S. federal income tax laws, regardless of whether the options tendered for exchange are incentive stock options or nonstatutory stock options.

      Shares which are subject to Eligible Options surrendered in the option exchange program and which are not used for the grant of Replacement Options will be cancelled and will not be available for future option grants under the 1994 Plan.

      All other terms and conditions of the stock option exchange program shall be determined in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors.

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